Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President - Finance
Dover, Delaware, April 26, 2012	(302) 857-3292

DOVER MOTORSPORTS, INC. REPORTS RESULTS

FOR THE QUARTER ENDED MARCH 31, 2012

Dover Motorsports, Inc. (NYSE: DVD) today reported its results for the quarter ended March 31, 2012.

The Company historically reports a loss in the first quarter due to the seasonality of our motorsports business. No major events were promoted during the first quarter of 2012 or 2011.

We previously announced that the Company’s Nashville facility notified NASCAR that it did not seek 2012 sanction agreements for its two Nationwide Series and two Camping World Truck Series events. We are hosting race team testing during 2012 at Nashville and we will continue to evaluate all of our options for the facility.

Revenues for the first quarter of 2012 were $126,000 compared with $130,000 in the first quarter of 2011. Operating and marketing expenses were $1,100,000 in the first quarter of 2012 compared to $1,288,000 in the first quarter of 2011. The decrease is primarily due to the reduced operations in Nashville.

General and administrative expenses of $1,970,000 in the first quarter of 2012 were down from $2,151,000 in the first quarter of 2011. The decrease is primarily due to lower employee costs in Dover.

Depreciation expense of $837,000 in the first quarter of 2012 decreased from $1,413,000 in the first quarter of 2011 primarily due to the previously recorded impairment charge in the third quarter of 2011 of all depreciable assets of the Nashville facility.

Net interest expense was $401,000 in the first quarter of 2012 compared to $841,000 in the first quarter of 2011. The decrease is primarily due to lower average outstanding borrowings and lower interest rates and fees in the first quarter of 2012 compared to the first quarter of 2011.

Loss from continuing operations before income tax benefit in the first quarter of 2012 was $4,142,000 compared with a loss of $5,559,000 in the first quarter of 2011.

The effective income tax rate was a benefit of 36.7% for the first quarter of 2012 compared to a benefit of 37.1% for the first quarter of 2011.

Net loss for the first quarter of 2012 was $2,623,000 or $.07 per diluted share compared with a loss of $3,566,000 or $.10 per diluted share in the first quarter of 2011.

Net cash used in operations in the first quarter of 2012 was $846,000 compared to $839,000 in the first quarter of 2011.

Capital spending was $90,000 in the first quarter of 2012 compared with $123,000 in the first quarter of 2011. The Company received proceeds of $1,875,000 related to the sale of the Memphis facility in January 2011.

At March 31, 2012, the Company’s total indebtedness was $30,120,000 compared with $37,500,000 at March 31, 2011.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate two motorsports tracks in two states and promote NASCAR sanctioned and other motorsports events. The Company owns and operates Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to www.dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenues:
Event-related	$119	$30
Other	7	100

	126	130

Expenses:
Operating and marketing	1,100	1,288
General and administrative	1,970	2,151
Depreciation	837	1,413

	3,907	4,852

Operating loss	(3,781)	(4,722)

Interest expense, net	(401)	(841)
Provision for contingent obligation	40	—
Other income	—	4

Loss from continuing operations before income tax benefit	(4,142)	(5,559)

Income tax benefit	1,519	2,061

Loss from continuing operations	(2,623)	(3,498)

Loss from discontinued operation, net of income tax benefit	—	(68)

Net loss	$(2,623)	$(3,566)

Net loss per common share - basic:
Continuing operations	$(0.07)	$(0.10)
Discontinued operation	—	—

Net loss	$(0.07)	$(0.10)

Net loss per common share - diluted:
Continuing operations	$(0.07)	$(0.10)
Discontinued operation	—	—

Net loss	$(0.07)	$(0.10)

Weighted average shares outstanding:
Basic	36,297	36,192
Diluted	36,297	36,192

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	March 31, 2012	March 31, 2011	December 31, 2011

ASSETS
Current assets:
Cash	$12	$229	$15
Accounts receivable	3,269	2,782	689
Inventories	115	236	115
Prepaid expenses and other	1,441	1,912	1,255
Receivable from Dover Downs Gaming & Entertainment, Inc.	—	—	11
Prepaid income taxes	331	260	—
Deferred income taxes	74	231	67
Current assets of discontinued operation	—	52	—

Total current assets	5,242	5,702	2,152

Property and equipment, net	95,633	115,039	96,380
Other assets	772	543	783
Deferred income taxes	454	166	496

Total assets	$102,101	$121,450	$99,811

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$195	$232	$116
Accrued liabilities	1,766	1,452	2,584
Payable to Dover Downs Gaming & Entertainment, Inc.	1	27	—
Income taxes payable	—	—	145
Deferred revenue	9,161	10,319	3,129
Current liabilities of discontinued operation	—	86	—

Total current liabilities	11,123	12,116	5,974

Revolving line of credit	30,120	37,500	29,160
Liability for pension benefits	2,652	2,299	2,713
Other liabilities	2,215	130	2,250
Non current income taxes payable	—	1,241	—
Deferred income taxes	13,566	17,099	14,765

Total liabilities	59,676	70,385	54,862

Stockholders’ equity:
Common stock	1,838	1,832	1,828
Class A common stock	1,851	1,851	1,851
Additional paid-in capital	101,942	101,621	101,888
Accumulated deficit	(60,975)	(52,733)	(58,352)
Accumulated other comprehensive loss	(2,231)	(1,506)	(2,266)

Total stockholders’ equity	42,425	51,065	44,949

Total liabilities and stockholders’ equity	$102,101	$121,450	$99,811

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Three Months Ended March 31,
	2012	2011

Operating activities:
Net loss	$(2,623)	$(3,566)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	837	1,413
Amortization of credit facility fees	55	156
Stock-based compensation	91	144
Deferred income taxes	(1,189)	(1,715)
Provision for contingent obligation	(40)	—
Changes in assets and liabilities:
Accounts receivable	(2,580)	(1,994)
Inventories	—	(4)
Prepaid expenses and other	(191)	(343)
Prepaid income taxes/income taxes payable	(475)	(382)
Accounts payable	79	86
Accrued liabilities	(818)	(1,380)
Payable to/receivable from Dover Downs Gaming & Entertainment, Inc.	12	9
Deferred revenue	6,032	6,675
Other liabilities	(36)	62

Net cash used in operating activities	(846)	(839)

Investing activities:
Capital expenditures	(90)	(123)
Proceeds from the sale of property and equipment	—	1,875
Proceeds from the sale of available-for-sale securities	—	69
Purchase of available-for-sale securities	—	(70)

Net cash (used in) provided by investing activities	(90)	1,751

Financing activities:
Borrowings from revolving line of credit	2,260	3,100
Repayments on revolving line of credit	(1,300)	(3,800)
Repurchase of common stock	(27)	(52)

Net cash provided by (used in) financing activities	933	(752)

Net (decrease) increase in cash	(3)	160
Cash, beginning of period	15	69

Cash, end of period	$12	$229